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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   ---------

                                    FORM 8-K
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): October 28, 1995

                               VISX, INCORPORATED
             (Exact name of Registrant as specified in its charter)

        Delaware                     1-10694                    06-1161793
        --------                     -------                    ----------
(State of incorporation)       (Commission File No.)     (IRS Employer I.D. No.)

             3400 Central Expressway, Santa Clara, California 95051
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                    (Address of principal executive offices)

                                 (408) 773-2020
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              (Registrant's telephone number, including area code)



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Item 5.           Other Events.

         VISX, Incorporated ("VISX" or the "Company"), Alcon Laboratories, Inc. ("Alcon") and CAP Advisers Limited, CAP Trust and Osterfak Limited (collectively, the "CAP Group") reached an agreement in principle to settle VISX's pending stockholder derivative litigation which was filed against Alcon and certain former officers and current and former directors of the Company by the CAP Group in September 1994. In the litigation, the CAP Group is seeking on behalf of the Company monetary damages in excess of $2.25 billion from Alcon and the named individual defendants. The settlement is subject to execution of a definitive settlement agreement as well as court approval. The agreement in principle also relates to the settlement of the counterclaims filed by Alcon in the proceeding.

         As part of the settlement, the domestic and international marketing agreements between VISX and Alcon will be terminated after a transition period during which court approval of the settlement will be sought. The Company expects that court approval will be obtained in early 1996, although no assurance can be given as to when or whether such approval will be received. Alcon has agreed to cooperate with the Company in various respects to facilitate the transition resulting from termination of the marketing agreements with Alcon.

         Alcon is currently the exclusive international distributor for the Company's products and also has exclusive domestic sales and marketing rights. As a result of the termination of the Alcon agreements, Alcon will cease, after the transition period, all marketing and sales efforts on behalf of VISX. However, Alcon will continue to service VISX excimer laser systems sold internationally by Alcon. In addition, as part of the settlement, Alcon will obtain a fully-paid license under VISX's Canadian patents for the use of the 23 VISX excimer laser systems sold by Alcon in Canada. Under the terms of the settlement, the Company will be released from its obligation to reimburse Alcon for approximately $1.5 million of developmental expenses for the VISX excimer laser system previously advanced by Alcon. Alcon's right to receive 25% of VISX's future excess cash flow will also be terminated. In addition, Alcon will be able to market competitors' laser vision correction systems.

         During the past month, the Company has received deposits for the direct sale of more than 50 VISX excimer laser systems, as well as a significant increase in orders for which deposits have not yet been received, as a result of
(i) United States Food and Drug Administration ("FDA") approval of VISX's premarket approval ("PMA") application for phototherapeutic keratectomy ("PTK"),
(ii) FDA approval of a PMA application for laser vision correction with a VISX competitor's system and (iii) a recommendation by the FDA's Ophthalmic Devices Advisory Panel for approval of VISX's PMA application for laser vision correction using the VISX excimer laser system. Nevertheless, the termination of the agreements with Alcon may have a material adverse effect on the Company's future revenues and results of operations.

         As a result of the termination of Alcon's exclusive marketing and distribution rights, the Company will need to establish and implement new marketing and sales strategies for the United

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States and for international markets. In that connection, the Company expects to establish its own direct sales and marketing organization and also expects to establish third-party marketing or distribution arrangements. In addition, the Company plans to establish an alternative service capability for systems sold internationally other than through Alcon. The Company's future success will depend in large part on its ability to establish and implement new marketing and sales strategies, and there can be no assurance that the Company will be able to do so in a timely manner or at all.

         Under the settlement agreement, VISX will also be obligated to reimburse the CAP Group for legal fees and expenses and certain other related expenses incurred by them. In addition, VISX has certain obligations to indemnify its directors and officers in the event of litigation and is therefore obligated to reimburse the individual defendants for their legal fees and expenses. As a result, VISX anticipates incurring additional legal expenses in connection with the settlement of this litigation.

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         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       VISX, INCORPORATED


                                       By:  /s/ Elizabeth H. Davila
                                            --------------------------------
                                                Elizabeth H. Davila,
                                                Executive Vice President and
                                                Chief Operating Officer

Date: November 2, 1995

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